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                                                                    Exhibit 10.2

                            TEAM AMERICA CORPORATION

                         Executive Employment Agreement
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                  THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made in Columbus, Ohio effective as of October 26, 1999 (the "Effective Date") by and between TEAM AMERICA CORPORATION, an Ohio corporation (the "Company"), and KEVIN
T. COSTELLO, an individual residing in Dublin, Ohio (the "Executive"), who hereby agree as hereinafter provided.

                  ss.1. Definitions. As used herein, the following terms shall have the meanings set forth below.

                  "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

                  "Base Compensation" shall have the meaning set forth in ss.5
         (a).

                  "Beneficial Owner" shall have the meaning set forth in ss.10
         (e)(2).

                  "Benefit Plans" shall have the meaning set forth in ss.7 (a).

                  "Board of Directors" means the incumbent directors of the Company as of the point in time reference thereto is made in this Agreement.

                  "Cause" shall have the meaning set form in ss. 10 (b).

                  "Change in Control" shall have the meaning set forth in ss.10
         (e)(2).

                  "Common Shares" means the common shares, without par value, of the Company.

                  "Company" shall have the meaning set forth in the introductory paragraph of this Agreement, and shall include Subsidiaries where appropriate.

                  "Competitive Business" shall have the meaning set forth in ss.9 (a).

                  "Confidential Information" shall the meaning set forth in ss.9 c.

                  "Disability" of the Executive means that, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties on a full-time basis for six (6) consecutive months, or for an aggregate of nine (9) months in any consecutive 12-month period, and a physician selected by the Executive is of the opinion that (a) he is suffering from "total disability" as defined in the Company's disability insurance program or policy and (b) he will qualify for Social Security Disability Payments and (c) within 30 days after written notice thereof is given by the Company to the Executive (which notice may be given at any time after the end of such six (6) or 12-month periods) the Executive shall not have returned to the performance of his duties on a full-time basis. (If the Executive is prevented from performing his duties because of Disability, upon request by the Company the Executive shall submit to an examination by a physician selected by the Company, at
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         the Company's expense, and the Executive shall also authorize his personal physician to disclose to the selected physician all of the Executive's medial records.)

                  "Effective Date" shall have the meaning set forth in the introductory paragraph of this Agreement.

                  "Employment Period" means the period commencing on the Effective Date and ending on the Employment Termination Date.

                  Employment Termination Date" means the date the Employment Period terminates as provided in ss.10.

                  "Executive" shall have the meaning set forth in the introductory paragraph of this Agreement.

                  "Fiscal Year" means the fiscal year of the Company.

                  "Good Reason" shall have the meaning set forth in ss.10 (e).

                  "Group" shall have the meaning set forth in ss.10 (e)(2).

                  "Incentive Bonus Compensation" shall have the meaning set forth in ss.5 (b).

                  "Notice of Termination" shall have the meaning set forth in ss.10 (a) (1).

                  "Part of a group" shall have the meaning set forth in ss.10
         (e)(2).

                  "Person" shall have the meaning set forth in ss.10 (e)(2).

                  "Restricted Period" shall have the meaning set forth in ss.9
         (a).

                  "Sales Commissions" shall have the meaning set forth in ss.5
         (c).

                  "Scheduled Employment Period" shall have the meaning set forth in ss.2.

                  "Scheduled Employment Termination Date" means the last day of the Scheduled Employment Period.

                  "Severance Payment" shall have the meaning set forth inss.10
         (f) (1) (c)

                  "Subsidiaries" means wholly-owned subsidiaries of the Company.


                  ss.2. Employment and Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, for the purposes and upon the terms and conditions contained in this Agreement. The term of such employment shall be for a period (the :Scheduled Employment Period") of three (3) years commencing on the Effective Date and, unless terminated in

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         accordance with the provisions of this Agreement, on the first day of each month during the term hereof, the remaining term of this Agreement shall be automatically extended for one additional month.

                  ss.3. Employment Capacity and Duties. The Executive shall be employed throughout the Employment Period as the President and Chief Executive Officer of the Company. The Executive shall have the duties and responsibilities incumbent with the positions of President and Chief Executive Officer of the Company. Accordingly, and not by way of limitation, as President and Chief Executive Officer of the Company, the Executive shall superintend and manage the business of the Company and coordinate and supervise the work of its other officers and employ, direct, fix the compensation of, discipline and discharge its personnel, employ agents, professional advisors and consultants and perform all functions of a general manager of the Company's business. The Company agrees that it will not, without the Executive's written consent, relocate its principal executive offices to a location outside the greater Columbus, Ohio area or require the Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with present travel obligations.

                  ss.4. Executive Performance Covenants. The Executive accepts the employment described in ss.3 and agrees to devote his full working time and efforts (except for absences due to illness and appropriate vacations) to the business and affairs of the Company and the performance of the aforesaid duties and responsibilities. Nothing in this Agreement, however, shall preclude the Executive from devoting a reasonable amount of his time and efforts to civic, community, charitable, professional and trade association affairs and matters.

                  ss.5. Compensation. The Company shall pay to the Executive, for his services hereunder, the compensation hereinafter provided in thisss.5. Such compensation shall be paid to the Executive at the times and in the manner as provided below.

                  (a) Base Compensation. The Executive shall be paid "Base compensation" for each Fiscal Year at an annual rate of $215,000 in weekly equal installments. The Base Compensation may be increased (but may not be decreased) at any time or from time to time by action of the Board of Directors. The Base compensation shall be pro-rated for any Fiscal Year hereunder which is less than a full Fiscal Year. Any increase in the Base Compensation shall not serve to limit or reduce any other obligation of the Company hereunder.

                  (b) Incentive Bonus Compensation. The Executive shall be paid "Incentive Bonus Compensation" for each Fiscal Year in an amount to be determined by the Company's Board of Directors based upon such factors as the Board of Directors in its discretion shall deem appropriate, including, without limitation, the Company's results of operations and financial condition and the Executive's performance during the Fiscal Year.

                  (c) Sales commissions. The Executive shall be paid "Sales Commissions" monthly in arrears in an amount equal to two and one-half per cent (2 1/2%) of the Company's fee income from its offices in the Eastern region.

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                  ss.6. Reimbursement of Expenses.The Company shall reimburse the Executive for his reasonable expenses incurred in providing services to the Company, including expenses for travel, entertainment and similar items, in accordance with the Company's reimbursement policies as determined from time to time by the Board of Directors. If there is a dispute as to the eligibility of an expense for reimbursement in accordance with the company's reimbursement policies, then such expense shall be determined to be reimbursable if approved by a majority of the Board of Directors.

                  ss.7. Employee Benefits: Vacations; Retirement. During the Employment Period, the Executive shall receive the benefits and enjoy the perquisites described below:

                           (a) Benefit Plans. The Company shall continue in effect any perquisite, benefit or compensation plan (in addition to the compensation provided for in ss.5) including its 401(k) plan, medical insurance plan, life insurance plan, health and accident plan and disability plan in which the Executive is currently participating, or to maintain plans providing substantially similar benefits (collectively referred to as the "Benefit Plans"); provided, however, that the Company may make modifications in the Benefit Plans so long as such modifications (I) are generally applicable to all salaried employees of the Company and (ii) do not discriminate against the Executive or other highly-compensated employees of the Company.

                           (b) Vacations. The Executive shall be entitled in each Fiscal Year to a vacation of six weeks (30 working days), during which time his compensation shall be paid in full, and such holidays and other non-working days as are consistent with the policies of the Company for executives generally.

                           (c) Retirement. The Company agrees to maintain one or more life insurance policies on the life of the Executive in an aggregate amount sufficient to pay the Executive's heirs at least $110,000 per year for 15 years in the event that the Executive dies prior to his retirement. No such benefit will be paid in the event that the Executive dies after his retirement. In addition, upon the Executive's retirement on or after his sixty-fifth birthday, the Company shall pay the Executive an amount calculated to be equal to the maximum loan available from such insurance policy which will not cause such insurance policy to lapse prior to the Executive's life expectancy. Thereafter, such amount shall be recalculated on an annual basis and the Company will pay the Executive any increase in such amount.

                           (d) Country Club Membership. The Company agrees to maintain a country club membership for the Executive at The Country Club at Muirfield Village or at such other country club as the Company and the Executive shall mutually agree. Upon termination of this Agreement for any reason, the Company shall immediately assign and transfer the membership to the Executive.

                           (e) Company Car. The Company agrees to provide the Executive with the use of a leased luxury car of a current year model at the time the lease was entered into, and, upon the expiration of any such lease, to enter into a new lease for a comparable model and year as the expiring lease.

                           (f) Time Share Condominium The Company agrees to provide the Executive with use of its time share condominium located in Florida for a period of two (2) weeks each year.

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                  ss.8 Company Life Insurance. At any time during the Employment
         Period, the Company may, in its discretion, apply for and procure as owner and for its own benefit, life and/or disability insurance on the Executive, in such amounts and in such form or forms as the Company may determine. The Executive shall have no right to any interest in any such policy or policies, but he shall, at the request of the Company, submit to such medical examinations, supply such information and execute such applications, instruments and other documents as reasonably may be required by the insurance company or companies to whom the Company has applied for such insurance. All the costs and expenses of such medical examination shall be paid by the Company. The Executive shall be entitled to a copy of all reports and other information provided to the company in connection with any examination referred to in this ss.8. Any failure to pass any such medical examination or to meet any health criteria or medical standard shall not of itself be cause for termination of the Employment Period by the Company.


                  ss.9. Certain Company Protection Provisions. The below provisions apply for the protection of the Company.

                  (a) Non-competition. During the Restricted Period (as hereinafter defined), the Executive shall not directly or indirectly compete with the Company by owning, managing, controlling or participating in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated with, any Competitive Business in any state from which the Company derives more than 10% or more of its total gross revenue at any time during the Employment Period. Ownership of not more than 10% of the stock of any publicly traded company shall not be deemed a violation of this provision. As used herein, the term "Restricted Period" means the Employment Period and a period of one (1) year thereafter. As used herein, a "Competitive Business" is any other corporation, partnership, proprietorship, firm, association or other business entity which is engaged in the business of arranging with one or more client employers, under written contract, to employ all or part of the work force for any such client employer and to place those workers on a permanent basis with the client employer.

                  (b) Non-Interference.During the Restricted Period, the Executive shall not induce or solicit any employee of the Company or any person doing business with the Company to terminate his or her employment or business relationship with the Company or otherwise interfere with any such relationship.

                  (c) Confidentiality. The Executive agrees and acknowledges that, by reason of the nature of his duties as an officer and employee, he will have or may have access to and become informed of confidential and secret information which is a competitive asset of the Company ("Confidential Information"), including without limitation any lists of client organizations or worksite employees, financial statistics, research data or any other statistics and plans contained in profit plans, capital plans, critical issue plans, strategic plans or marketing or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Executive has had access by reason of his employment relationship with the Company. The Executive agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of his employment duties) any such Confidential Information. The Executive acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company's

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         business, and any and all other documents containing Confidential
         Information furnished to the Executive by the Company or otherwise acquired or developed by the Executive, shall at all times be the property of the Company. Upon termination of the Employment Period, the Executive shall return to the Company any such property or documents which are in his possession, custody or control, but his obligation of confidentiality shall survive such termination of the Employment Period until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the trade. The obligations of the Executive under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

                  (d) Remedies. It is expressly agreed by the Executive and the Company that these provisions are reasonable for purposes of preserving for the Company its business, goodwill and proprietary information. It is also agreed that if any provision is found by a court having jurisdiction to be unreasonable because of scope, area or time, then that provision shall be amended to correspond in scope, area and time to that considered reasonable by a court and as amended shall be enforced and the remaining provisions shall remain effective. In the event of any breach of these provisions by the Executive, the parties recognize and acknowledge that a remedy at law will be inadequate and the Company may suffer irreparable injury. The Executive acknowledges that the services to be rendered by him are of a character giving them peculiar value, the loss of which cannot be adequately compensated for in damages; accordingly, the Executive consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Company in order to protect the Company's rights. Such relief shall be in addition to any other relief to which the company may be entitled at law or in equity.

                  (e) Termination. If the Executive's employment is terminated by the Company other than by reason for cause pursuant to ss.10 (b) or of his disability pursuant to ss.10(c), death pursuant to ss.10 (d) or voluntary resignation pursuant to ss.10(e) (2), the provisions of ss.9(a) shall also terminate.

                  ss.10. TERMINATION OF EMPLOYMENT.

                  (a) Notice of Termination: Employment Termination Date.

                           (1)      Any termination of the Executive's
                                    employment by the Company or the Executive shall be communicated by written Notice of Termination to the other party thereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. Furthermore, either the Executive or the Company may give a Notice of Termination to the other party for the purpose of terminating this Agreement, as such, without terminating the Executive's employment with the Company, which Notice of Termination shall have the effect of terminating this Agreement on the Scheduled Employment Termination Date as in effect on the date of giving such Notice of Termination. From and after the giving of a Notice of Termination pursuant to thisss.10
                                    (a) (1) through the Scheduled Termination
                                    Date, all of the terms and provisions of this Agreement shall remain in full force and effect.

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                           (2)      "Employment Termination Date" shall mean the
                                    date on which the Employment Period and the Executive's right and obligation to perform employment services for the Company shall terminate effective upon the first to occur of the following, it being understood that in no event may the Employment Period be terminated other than as the result of one of the following events:

                           (A) If the Executive's employment is terminated for Disability, the date which is thirty
                                    (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period):

                           (B) If the Executive's employment is terminated by the Executive for Good Reason or otherwise by voluntary action of the Executive (see ss.10 (e), the date specified in the Notice of Termination, which date (except with the written consent of the Company to the contrary shall be not more than sixty (60) days after the date that the Notice of Termination is given;

                           (C)      The death of the Executive;

                           (D) If the Executive's employment is terminated by the Company for Cause (seess.10 (b) (1)), the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party receiving such notice of Termination notifies the other party that a dispute exists concerning the termination, the Employment Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and

                           (E) If the Executive's employment is terminated by the Company other than for Cause, Disability or death of the Executive, the date specified in the Notice of Termination which date (except with the written consent of the Executive to the contrary) shall be at least three (3) years after the date that the Notice of Termination is given.

                  (b) Termination for Cause.

                           (1) The Company may terminate the Executive's employment and the Employment Period for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate employment hereunder only (A) if termination shall have been the result of an act or acts of misconduct materially injurious to the Company, monetarily or otherwise, or (B) upon the wilful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board which

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                                    demand specifically identifies the manner in
                                    which the Board believes that the Executive has not substantially performed his duties, and such failure results in demonstrably material injury to the Company. The Executive's employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of (I) bad judgment or negligence, or (ii) any act or omission without intent of gaining therefrom directly or indirectly a profit to which the Executive was not legally entitled, or (iii) any act or omission believed in good faith to have been in or not opposed to the interests of the Company, or (iv) any act or omission in respect of which a determination is made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Amended Code of Regulations of the Company or the laws of the State of Ohio, in each case, as in effect at the time of such act or omission. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose (after not less than 30 days' written notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board of Directors, such notice of meeting to indicate the specific termination provision of this Agreement relied upon and specify in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated), finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct set forth above in clauses (A) or (B) of the second sentence of this paragraph and specifying the particulars thereof in detail.

                           (2) If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive within ten (10) days of such termination, his unpaid Sales commissions and Base Compensation through the Employment Termination Date at the rate in effect at the time Notice of Termination is given.

         (c) Termination for Disability. The Company may terminate the Executive's employment because of the Disability of the Executive and thereafter shall pay to the Executive (or his successors) his unpaid Sales Commissions and Base Compensation through the sixth full month following the Employment Termination Date at the then effective rate. In addition, the Executive shall be entitled to the amounts and benefits specified in Paragraphs (2) and (3) of ss.10 (f) of this Agreement.

         (d) Termination Upon Executive's Death.In the event of the Executive's death, the Company shall pay to the Executive's estate any unpaid amount of Sales Commissions and Base Compensation through the date of death at the then effective rate.

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         (e) Termination of Employment by the Executive.

                  (1) The Executive may terminate his employment for Good Reason and receive the payments and benefits specified in ss.10 (f) in the same manner as if the Company had terminated his employment other than pursuant to ss.10 (b), (c) or (d). For purposes of this Agreement, "Good Reason" will exist if any one or more of the following occur:

                  (A) Failure by the Company to honor any of its obligations under this Agreement, including, without limitation, its obligations underss.3 (Employment Capacity and Duties).ss.4 (Executive Performance Covenants),ss.5 (Compensation).ss.6 (Reimbursement of expenses),ss.7 (Employee Benefits, Vacations, Life Insurance),ss.11 (Indemnification) andss.12
                           (Successors and Assigns); or

                  (B) Any purported termination by the Company of Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of ss.10 (a) above and, for purposes of this Agreement, no such purported termination shall be effective.

                  (2) The Executive shall have the right voluntarily to terminate his employment if there is a Change in Control of the Company.

                           For purposes of Section 10 (e)(2), a "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                  (A) Any Person (other than a Person in control of the Company as of the Effective date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities;

                  (B) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company's assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or

                  (C) During any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Company's Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved

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                           in advance by directors representing at least
                           two-thirds of the directors then in office who were directors at the beginning of the period.

                  However, in no event shall a "Change in Control" be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant or has been identified as a potential equity participant in the purchasing company or group except for: (y) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (z) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing directors.

                  For purposes of this definition of Change in Control, "Person" shall have the meaning ascribed to such term in Section 3
                  (a)(9) of the Securities Exchange Act of 1934, and used in
                  Section 13 (d) and 14 (d) thereof, including a "group" as defined in Section 13 (d) thereof, and "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         (f) Compensation Upon Certain Terminations.

                  (1) If the Company shall terminate the Executive's employment other than pursuant to ss.10 (b), (c) or
                           (d), or if the Executive shall terminate his employment for Good Reason pursuant to ss.10 (e)(1) (but not a termination voluntarily by the Executive other than for Good Reason under ss.10 (e)(2)), then:

                  (A) The Company shall continue to pay the Executive his Sales commissions and Base compensation through the Scheduled Employment Termination Date at the then effective rate;

                  (B) The Company shall also pay all legal fees and expenses incurred as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination, in seeking to obtain or enforce any right or benefit provided by this Agreement, or in interpreting this Agreement). The Company agrees, in the event the Executive desires to relocate within one (1) year after the Date of Termination, to pay for (or reimburse) all reasonable moving expenses incurred relating to a change of principal residence in connection with such relocation and to indemnify the Executive in connection with any loss he may sustain in the sale of his primary residence;

                  (C) The Company shall also pay the Executive a "Severance Payment" equal to $750,000, which amount shall be paid to him in one lump sum within 30 days of the Scheduled Employment Termination Date; and

                  (D) The Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any

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
                           remuneration attributable to any subsequent employment that the Executive may obtain (any amounts due under this ss.10 (f) are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty).

                  (2) Unless the Executive is terminated for Cause, the Company shall maintain in fullforce and effect, for the Executive's continued benefit through the Scheduled Employment Termination Date, all active and retired Benefit Plans and other benefit programs or arrangements in which he was entitled to participate immediately prior to the Scheduled Employment Terminate date (except as specified inss.7 (a) of this Agreement), provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that participation in any such plan or program is barred, the company shall arrange to provide him with benefits substantially similar to those which he is entitled to receive under such plans and programs. The Company shall transfer to the Executive any and all life insurance and disability insurance policies, provided, however, that the Executive assumes the premiums on such insurance policies.

                  (3) Unless the Executive is terminated for Cause, the Company shall allow the Executive, at the Company's expense, to continue to utilize the services of Arthur Andersen LLP and/or another accountant or attorney of his choice for assistance in enforcing this Agreement and preparation of his tax returns for the year following termination of employment.

                  (4)      In addition to the Executives rights under ss.10
                           (e)(2), if a "Change in Control" shall have occurred, the Executive shall be entitled to the benefits described below if his employment is terminated following a Change in Control for Cause:

                           (A)      The Company shall maintain for the
                                    Executive's benefit until the later of (i)
                                    24 months after termination of employment following a Change in Control, or (ii) the Scheduled Employment Termination Date, all life insurance, medical, health and accident, and disability plans or programs and other perquisites listed inss.7 in which the Executive shall have been entitled to participate prior to termination of employment following a Change in Control, provided the Executive continued participation is permitted under the general terms of such plans and programs after the Change in Control. In the event the Executive's participation in any such plan or program is not permitted, the company will provide directly the benefits to which the Executive would be entitled under such plans and programs.


                           (B) All outstanding stock options issued to the Executive shall become 100% vested and exercisable in accordance with such governing stock option agreements and plans.



         (g) Compensation Upon Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, he shall continue to receive

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
         his full Sales Commissions and Base Compensation at the rate then in effect all until this agreement is terminated pursuant to ss.10 (c) hereof. Thereafter, his benefits shall be determined in accordance with the Company's Benefit Plans.

         ss.11.     Certain Tax Matters

         (a) Optional Right of Partial Disclaimer.

                  It is recognized that under certain circumstances:

                  (1) Payments or benefits provided to the Executive under this Agreement and/or under the Company" 1996 Incentive Stock Plan might give rise to an ""excess parachute payment: within the meaning of Section 280G of the Internal Revenue Code of 1986, or any successor provision thereof.

                  (2) It might be beneficial to the Executive to disclaim some portion of the payment or benefit in order to avoid such "excess parachute payment" and thereby avoid the imposition of an excise tax resulting therefrom.

                  (3) Under such circumstances it would not be to the disadvantage of the Company to permit the Executive to disclaim any such payment or benefit in order to avoid the "excess parachute payment" and the excise tax resulting therefrom.

                  Accordingly, the Executive may, at the Executive's option, exerciseable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Agreement which would constitute "excess parachute payments," and it shall be the Executive's choice as to which payments or benefits shall be so surrendered, if and to the extent that the Executive exercises such option, so as to avoid "excess parachute payments."

         (b) Additional Payments.

                  (1) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment or distribution to or for the executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (including without limitation the 1996 Incentive Stock Plan or other similar agreement)or similar right (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

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
                  (2) Subject to the provisions ofss.11 (b) (5), all determinations required to be made under this Sectionss.11 (b), including whether an Excise Tax is payable by the Executive, the amount of such Excise Tax, whether a Gross-Up Payment is required, and the amount of such Gross-Up Payment, shall be made by Arthur Andersen LLP or another nationally recognized accounting firm or law firm selected by the Executive in the Executive's sole discretion (the "Firm"). The Executive agrees to direct the Firm to submit its determination and detailed supporting calculations to both the Executive and the Company as promptly as practicable. If the Firm determines that any Excise Tax is payable by the Executive and that a Gross-Up Payment is required, then the Company shall pay the Executive the required Gross-Up Payment within ten business days after receipt of such determination and calculations. If the Firm determines that no Excise Tax is payable by the Executive, then it shall, at the same time as it makes such determination, furnish the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's federal income tax return. Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon the Executive and the Company. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986 (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant toss.11 (b)(5) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive may direct the Firm to determine the amount of the Underpayment (if any) that has occurred and to submit its determination and detailed supporting calculations to both the Executive and the Company as promptly as possible. Any such Underpayment shall be promptly paid by the Company to the Executive, or for the executive's benefit, within ten business days after receipt of such determination and calculations.

                  (3) The Executive and the Company shall each provide the Firm access to and copies of any books, records and documents in the possession of the Company or the Executive as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determination contemplated by ss.11 (b) (2) hereof.

                  (4) The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by ss.11 (b) (2) hereof shall be borne by the Company. If such fees and expenses are initially paid by the Executive, then the Company shall reimburse the Executive the full amount of such fees and expenses within ten business days after receive from the Executive of a statement therefor and reasonable evidence of the Executive's payment thereof.

                  (5) The Executive agrees to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten business days after the Executive actually receives notice of such claim. The executive agrees to further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive agrees not to pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company and (b) the date that any payment with respect to such claim is due. If the Company notifies the Executive in writing at least five (5) business days prior to the expiration of such period that it desires to contest such claim, then the Executive agrees to:

                           (a) provide the Company with any written records or documents in the Executive's possession relating to such claim reasonably requested by the Company;

                           (b)      take such action in connection with
                                    contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                           (c) cooperate with the Company in good faith in order effectively to contest such claim; and

                           (d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of thisss.11 (b) (5), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by thisss.11 (b) (5) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority and all in respect of such claim (provided, however, that the Executive may participate therein at the Executive's own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statue of limitations relating to payment of taxes for the Executive's taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (6) If, after the receipt by the Executive of an amount advanced by the Company pursuant to ss.11 (b) (5) hereof, the Executive receives any refund with respect to such claim, the Executive agrees (subject to the Company's complying with the requirements of ss.11 (b) (5) hereof) to promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the Executive's receipt of an amount advanced by the Company pursuant to ss.11 (b) (5) hereof, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the executive in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this ss.11 (b).


         ss.12 Indemnification. As an employee, officer and director of the Company, the Executive shall be indemnified against all liabilities, damages, fines, costs and expenses by the Company in accordance with the indemnification provisions of the Company's Amended Code of Regulations as in effect on the date hereof, and otherwise to the fullest extent to which employees, officers and directors of a corporation organized under the laws of Ohio may be indemnified pursuant to Section 1701.13(E) of the Ohio Revised Code, as the same may be amended from time to time (or any subsequent statue of similar tenor and effect), subject to the terms and conditions of such statute.

         ss.13 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Columbus, Ohio in accordance with the rules of the American Arbitration Association then in effect; provided that all arbitration expenses shall be borne by the Company. Notwithstanding the pendency of any dispute or controversy concerning termination or the effects thereof, the Company will continue to pay the Executive his full compensation in effect immediately before any Notice of Termination giving rise to the dispute was given (including, but not limited to, Base Salary, Sales Commissions and Incentive Bonus Compensation) and continue him as a participant in all compensation, benefit and insurance plans in which he was then participating, until the dispute is finally resolved. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Employment Termination Date during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         ss.14. Successors and Assigns. Except as hereinafter expressly provided, the agreements, covenants, terms and provisions of this Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the parties. Specifically, and not by way of limitation of the foregoing, the Executive shall be bound by the terms and conditions of this Agreement to any successor assignee of the Company's rights and obligations hereunder as a result of any merger, consolidation or sale or lease of all or substantially all of the Company's business and assets. If any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails, concurrently with the effectiveness of any such succession, to agree in writing in form and substance reasonably satisfactory to the Executive expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, then the Executive shall have the right, effected by notice to such successor not later than ninety (90) days after the effectiveness of such succession, to terminate the Employment Period under ss.10 (e) as though such failure was an uncured breach by the Company of a material covenant or agreement of the Company contained in this Agreement.

         If the executive should die while any amounts are payable to him hereunder, or if by reason of his death payments are to be made to him hereunder, then this Agreement shall inure to the benefit of and be enforceable by the Executive's executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall then be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to his estate.

         This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as hereinbefore provided in this ss.14. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred.

         As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in the first paragraph of this ss.14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         ss.15 Notices. Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when personally delivered or when mailed by first class certified mail, return receipt requested and postage prepaid, addressed to the parties at their respective addresses set forth under their respective signatures below or such other person or addresses as shall be given by notice of any party.

         ss.16. Waiver: Remedies Cumulative. No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.

         ss.17. Governing Law: Severability. This Agreement is made and is expected to be performed in Ohio, and the various terms, provisions, covenants and agreements, and the performance thereof, shall be construed, interpreted and enforced under and with reference to the laws of the State of Ohio. It is the intention of the Company and the Executive to comply fully with all laws and matters of public policy relating to employment agreements and restrictive covenants, and this Agreement shall be construed consistently with such laws and public policy to the extent possible. If and to the extent any one or more covenants, agreements, terms and provisions of this Agreement or any portion or portions thereof shall be held invalid or unenforceable by a court of competent jurisdiction, then such covenants, agreements, terms and provisions (or portions thereof) shall be deemed separable from the remaining covenants, agreements, terms and provisions of this Agreement and such holding shall in no way affect the validity or enforceability of any of the other covenants, agreements, terms and provisions hereof.

         ss.18. Miscellaneous. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be modified, changed or amended except in a writing signed by each of the parties hereto. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original hereof. The captions of the several sections and subsections of this Agreement are not a part of the context hereof, are inserted only for convenience in locating such sections and subsections and shall be ignored in construing this Agreement.


         IN WITNESS WHEREOF, the Company and the Executive have executed multiple counterparts of this Agreement.

COMPANY:                                 EXECUTIVE:
--------                                 ----------

TEAM AMERICA CORPORATION
110 E. Wilson Bridge Road
Worthington, Ohio   43085


By: /s/ William W. Johnston              /s/ Kevin T. Costello
    ------------------------------       ----------------------------------
William W. Johnston                      KEVIN T. COSTELLO, individually
Chairman of the Board of Directors       Address:  5352 Dunniker Park Drive
                                         Dublin, Ohio  43017